As filed with the Securities and Exchange Commission on July 6, 2007

Registration No. 333 - _________________

UNITED STATES
SECURITIES  AND  EXCHANGE  COMMISSION
WASHINGTON,  D.C.  20549

Form S-8
REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933

HUNTINGTON  BANCSHARES  INCORPORATED
 (Exact name of Registrant as specified in its charter)
Maryland	31-0724920
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
 (Address of Registrant’s principal executive offices)

Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan
 Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan, as amended
Sky Financial Group, Inc. Non-Qualified Retirement Plan, as amended
Sky Financial Group, Inc. Non-Qualified Retirement Plan II, as amended
Inducement Grant
 (Full title of the Plan)

Richard A. Cheap, Esq.
General Counsel and Secretary
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
614/480-8300
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of Correspondence to:
Mary Beth M. Clary, Esq.
Erin F. Siegfried, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215

Calculation of Registration Fee
Title of Securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value, to be issued under the Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan	9,000,000	$22.55	$202,950,000	$6,230.57
Common Stock, $0.01 par value, to be issued under the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan	1,000,000	$22.55	$22,550,000	$692.29
Common Stock, $0.01 par value, to be issued

under the Sky Financial Group, Inc. Non- Qualified Retirement Plan	0	$22.55	$0	$0.00
Common Stock, $0.01 par value, to be issued under the Sky Financial Group, Inc. Non- Qualified Retirement Plan II	0	$22.55	$0	$0.00
Common Stock, $0.01 par value, to be issued as an inducement grant	221,569	$22.55	$4,996,381	$153.39
Total	10,221,569		$230,496,381	$7,076.25
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that become issuable under the Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan, the Sky Financial Group, Inc. Non-Qualified Retirement Plan, the Sky Financial Group, Inc. Non-Qualified Retirement Plan II and the inducement grant by reason of any future stock dividends, stock splits or similar transactions.

(2)
In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan, the Sky Financial Group, Inc. Non-Qualified Retirement Plan and the Sky Financial Group, Inc. Non-Qualified Retirement Plan II.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market as of July 2, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the introductory note to Part I of the Registration Statement.  The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents By Reference.

The following documents previously filed by us with the SEC are incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	Joint Proxy Statement/Prospectus dated April 19, 2007, in connection with our 2007 Annual Meeting of Shareholders;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

4.
Current Reports on Form 8-K, dated January 18, 2007, April 5, 2007, April 18, 2007, April 19, 2007, May 1, 2007, May 2, 2007, May 7, 2007 (2 reports), May 14, 2007, May 30, 2007, June 4, 2007, June 20, 2007 and July 2, 2007, to report annual and/or quarterly earnings and certain other developments disclosed therein; and

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide that we shall indemnify our officers and directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to our officers and directors.  Our obligation to advance expenses incurred by our officers and directors as a result of any threatened, pending or completed action, suit or proceeding, whether it be civil, criminal, administrative or investigative is subject to the procedures provided by Section 2-418 and other sections of the Maryland general corporation law.  Our Articles of Incorporation, as amended, also provide that we may indemnify our officers who are not directors to such further extent as shall be authorized by the Board of Directors, provided that such additional indemnification is consistent with the law.

Section 2-418 of the Maryland general corporation law provides, generally, that a corporation may indemnify any officer or director made a party to any proceeding by reason of his or her service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, unless it is proved that the act or omission of the officer or director was material to the cause of action adjudicated in the proceeding and that such act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or the officer or director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful.  Notwithstanding the above, an officer or director may not be indemnified for any judgments, penalties, fines, settlements or expenses arising out of any proceeding brought by or in the right of the corporation, in which such officer or director shall have been adjudged liable to the corporation or any judgments, penalties, fines, settlements or expenses arising out of any proceeding charging improper receipt of a personal benefit by such officer or director.

The termination of any proceeding by judgment, order, or settlement does not create a presumption that the officer or director did not meet the standard of conduct required for such officer or director to be indemnified.  However, the termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or the entry of an order of probation prior to judgment, creates a rebuttable presumption that the officer or director did not meet standard of conduct required for such officer or director to be indemnified.  Indemnification of an officer or director is not permitted unless authorized for a specific proceeding.  Such authorization shall only be given following a determination (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders, that indemnification is permissible because the officer or director met the standard of conduct required for such officer or director to be indemnified.

The reasonable expenses incurred by an officer or director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the officer or director of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the officer or director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which an officer or director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any of those capacities or arising out of such person’s position, regardless of whether or not the corporation would have the power to indemnify against liability under Section 2-418.  A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, so long as the form of such protection is not inconsistent with Section 2-418.  Additionally, a subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, our directors and officers and our affiliates are insured to the extent of 100% of loss up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of our employee benefit programs.  We are insured, subject to certain retentions and exceptions, to the extent we shall have indemnified our directors and officers for such loss.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit	Exhibit
Number	Description

4(a)
Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan, effective for long-term performance award cycles beginning on or after January 1, 2007, and for grants of stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock on or after May 30, 2007 - previously filed as Appendix G to Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders, and incorporated herein by reference.

4(b)*	Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan.

4(c)*	Sky Financial Group, Inc. Non-Qualified Retirement Plan.

4(d)*	Sky Financial Group, Inc. Non-Qualified Retirement Plan II.

4(e)*	Inducement grant.

4(f)
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference.  Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

5(a)*	Opinion of Porter, Wright, Morris & Arthur LLP regarding the legality of the Common Stock being registered pursuant hereto.

5(b)*	IRS determination letter for the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

23(c)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*Filed herewith.

Item 9.          Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant’s indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 6, 2007.

HUNTINGTON BANCSHARES INCORPORATED

By	/s/ Richard A. Cheap
Richard A. Cheap, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (the “Plan”)) have duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 6, 2007.

By	/s/ Lee Topley
Lee Topley, Senior Vice President, Sky Trust, National Association

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title		Date

/s/ Thomas E. Hoaglin*	Chairman, Chief Executive Officer,	)
Thomas E. Hoaglin	President, and Director (Principal	)
Executive Officer))

/s/ Donald R. Kimble*	Chief Financial Officer, Executive	)
Donald R. Kimble	Vice President, and Treasurer	)
(Principal Financial Officer))

/s/ Thomas P. Reed*	Senior Vice President and Controller	)
Thomas P. Reed	(Principal Accounting Officer))

/s/ Raymond J. Biggs*	Director	)
Raymond J. Biggs		)

/s/ Don M. Casto, III*	Director	)	July 6, 2007
Don M. Casto, III		)

/s/ Michael J. Endres*	Director	)
Michael J. Endres		)

/s/ John B. Gerlach, Jr.*	Director	)
John B. Gerlach, Jr.		)

/s/ David P. Lauer*	Director	)
David P. Lauer		)

/s/ Wm. J. Lhota*	Director	)
Wm. J. Lhota		)

/s/ Gene E. Little*	Director	)
Gene E. Little		)

/s/ David L. Porteous*	Director	)
David L. Porteous		)

/s/ Kathleen H. Ransier*	Director	)
Kathleen H. Ransier		)

*By:	/s/ Richard A. Cheap
Richard A. Cheap, attorney-in-fact
for each of the persons indicated

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Huntington Bancshares Incorporated

EXHIBITS

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description

4(a)
Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan, effective for long-term performance award cycles beginning on or after January 1, 2007, and for grants of stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock on or after May 30, 2007 - previously filed as Appendix G to previously filed as Appendix G to Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders, and incorporated herein by reference.

4(b)*	Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan.

4(c)*	Sky Financial Group, Inc. Non-Qualified Retirement Plan.

4(d)*	Sky Financial Group, Inc. Non-Qualified Retirement Plan II.

4(e)*	Inducement grant.

4(f)
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference.  Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

5(a)*	Opinion of Porter, Wright, Morris & Arthur LLP regarding the legality of the Common Stock being registered pursuant hereto.

5(b)*	IRS determination letter for the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

23(c)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*Filed herewith.